Exhibit (a)(9)

August 24, 2015

VIA FACSIMILE

Magnetek, Inc.

N49 W13650 Campbell Drive

Menominee Falls, Wisconsin 53051

Attention: Scott S. Cramer

Facsimile: (262) 783-3509

Copies to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention:	Patrick G. Quick
Spencer T. Moats
Facsimile:	(414) 297-4900

Dear Scott:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of July 26, 2015 (the “Merger Agreement”), by and among Magnetek, Inc., a Delaware corporation (the “Company”), Columbus McKinnon Corporation, a New York corporation (“Parent”), and Megatron Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The parties to the Merger Agreement desire to make certain agreements and amendments relating thereto in accordance with Section 10.5 of the Merger Agreement, as more fully described and subject to the terms and conditions set forth in this letter (this “Letter Agreement”). All capitalized terms used but not defined in this Letter Agreement have the respective meanings ascribed to such terms in the Merger Agreement.

Pursuant to Section 10.5 of the Merger Agreement, the Company, Parent and Merger Sub hereby amend the Merger Agreement as follows:

1. Amendment to Article 2; New Section 2.11. Article 2 of the Merger Agreement is hereby amended by adding a new Section 2.11 to read, in its entirety, as follows:

“Section 2.11 UK Purchase.

(a) Immediately prior to the Acceptance Time, if all the conditions of the Offer set forth in Annex A have been satisfied or waived of as of the Expiration Date, upon the terms and subject to the conditions of this Agreement, the Company agrees to sell, convey and transfer to Columbus McKinnon Corp. Limited, a wholly owned subsidiary of Parent (“CMCO UK”), all of the issued and outstanding shares of capital stock or other equity interests of the Company’s Subsidiary, Magnetek (UK) Limited (“MAG UK”), in exchange for CMCO UK’s payment to the Company, by wire transfer of immediately available funds, of an aggregate purchase price of £1,200,000 (such purchase and sale, the “UK Purchase”). The Company shall transfer and deliver good and valid title to such shares of MAG UK free and clear of all Liens other than any Liens that the Company has previously disclosed in the Company SEC Reports filed with or furnished to the SEC on or after December 31, 2012 and prior to the date of the Merger Agreement or otherwise previously disclosed to Parent and Merger Sub.

(b) The closing of the UK Purchase shall take place at the place of the Closing. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Company, and CMCO UK shall cause the appropriate purchase agreements, deeds, share transfer forms, stock certificates, powers of attorney, instruments of conveyance, assignments, assurances or any other actions or things that are necessary or desirable to give effect to and consummate the UK Purchase, and to vest, perfect or confirm of record or otherwise in CMCO UK its right, title or interest in, to or under the shares of MAG UK, as may be reasonably determined by Parent, or as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Section 2.11, including by using its reasonable best efforts to cause its Subsidiaries and Affiliates to take any such actions. For the avoidance of doubt, nothing in this Section 2.11 shall create a condition to or otherwise affect any party’s obligation to effect the Offer or the Merger.”

2. Amendment to Index of Defined Terms. The Index of Defined Terms is hereby amended by adding the following terms in the appropriate alphabetical order:

“CMCO UK”	2.11	(a)
“MAG UK”	2.11	(a)
“UK Purchase”	2.11	(a)

The Company, Parent and Merger Sub acknowledge that the Merger Agreement, as hereby amended, remains in full force and effect and is hereby ratified, confirmed and reaffirmed in all respects, except as expressly modified herein. This Letter Agreement shall be deemed to be part of, and a modification to, the Merger Agreement, and shall be governed by all the terms and provisions of the Merger Agreement. Upon the effectiveness of this Letter Agreement, each reference in the Merger Agreement to “hereunder,” “herein,” “hereof,” or words of similar import, shall mean and be a reference to the Merger Agreement as amended by this Letter Agreement.

The provisions of Sections 10.4 (Notices), 10.5 (Amendment), 10.7 (Entire Agreement, Parties in Interest), 10.8 (Assignment; Binding Effect), 10.9 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), 10.10 (Severability), 10.11 (Enforcement of Agreement), 10.12 (Counterparts) and 10.14 (Interpretation) of the Merger Agreement apply hereto mutatis mutandis.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this Letter Agreement.

Sincerely,

COLUMBUS MCKINNON CORPORATION

By:	/s/ Timothy T. Tevens
Name:	Timothy T. Tevens
Title:	President and Chief Executive Officer

MEGATRON ACQUISITION CORP.

By:	/s/ Timothy T. Tevens
Name:	Timothy T. Tevens
Title:	President and Chief Executive Officer

Agreed and Accepted:

MAGNETEK, INC.

By:	/s/ Peter M. McCormick
Name:	Peter M. McCormick
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement Amending Merger Agreement]